UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_________________

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 9, 2008

Footstar, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-11681 (Commission File Number)	22-3439443 (IRS Employer Identification No.)

933 MacArthur Boulevard Mahwah, New Jersey (Address of Principal Executive Offices)	07430 (Zip Code)

Registrant’s telephone number, including area code:  (201) 934-2000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           As previously disclosed, Footstar, Inc. (the “Company”) has entered into agreements whereby substantially all of its operations, including the operation of licensed footwear departments in stores operated by the Kmart subsidiary of Sears Holding Corporation and Rite Aid Stores, Inc., shall cease on December 31, 2008.  The Company anticipates that, promptly upon the cessation of its operating business, it will take all necessary legal and business steps to wind-down its business and distribute its remaining assets to its stakeholders as promptly as practicable (the “Wind-down”).  The Company anticipates disclosing more detail about the Wind-down in the coming months.

As is the case with all wind-downs, the Company’s Wind-down will encompass many formal and informal activities.  The Company’s Board of Directors (the “Board”) has previously directed management to identify all Wind-down tasks and to begin the process of implementing as many of these tasks prior to December 31, 2008 as is practical.  Beginning in September 2008, the Board asked its Chairman, Jonathan M. Couchman, to expand his duties to include assessing the Company’s preparedness for the Wind-down and to make recommendations to the Board and management about ways to improve recoveries for the Company’s stakeholders and the manners in which the Wind-down may be expedited.  The Board asked Mr. Couchman to perform these duties in part due to his understanding of the Company and in order to allow management to focus as much as possible on driving business performance during the last quarters of its operations.  In so deciding, the Board took note of the unprecedented consumer and financial environment in which the Company’s management is currently operating.

For his services in this expanded capacity, the Board authorized the payment to Mr. Couchman of $60,000 for each of the months of September and October, 2008 and $41,667 per month (prorated for partial months) for the period from November 1, 2008 through December 8, 2008.

On December 9, 2008, the Board formally appointed Mr. Couchman as its Chief Wind-Down Officer pursuant to an employment agreement dated December 9, 2008 (the “Employment Agreement”).  In this capacity, Mr. Couchman will have the day-to-day responsibility of managing the Wind-down, including, without limitation, the disposition of the Company’s assets and any other administrative matters required in furtherance of the final dissolution of the Company.  The Employment Agreement gives the Company the discretion to appoint Mr. Couchman as its Chief Executive Officer and President as of January 1, 2009, at which time Mr. Couchman will cease to serve as the Company’s Chief Wind Down Officer and will perform such duties, responsibilities, and authorities as are specified by the Company and as are customary for a Chief Executive Officer and President of a publicly held corporation.  This provision provides the Company with a transition period of executive leadership once the employment agreement with the Company’s current Chief Executive Officer, Jeffrey A. Shepard, terminates, which is anticipated to occur on or around December 31, 2008.  The Board expresses its deepest appreciation to Mr. Shepard for his 14 years of dedicated service and leadership to the Company and its predecessors, and thanks him for his willingness to assist in a smooth transition to the Wind-down.

Mr. Couchman’s Employment Agreement has a nominal term of December 9, 2008 through December 8, 2009, but is terminable on thirty (30) days notice by the Company.  Mr. Couchman will receive a base salary of $41,667 per month (pro rated for partial months) during the term.  Mr. Couchman will also receive 169,492 restricted shares of the Company’s common stock pursuant to this Employment Agreement.

Mr. Couchman, age 39, was appointed the Chairman of the Board of the Company on February 7, 2006 and has held that position since that time. He is the Managing Member of Couchman Capital LLC, the general partner of Couchman Investments, L.P., a Delaware limited partnership established in 2001 and the investment manager of Couchman International Ltd., a British Virgin Islands corporation established in 2001. Mr. Couchman is also a Director of Couchman International Ltd. Couchman Capital LLC is also the general partner of Couchman Partners, L.P., a British Virgin Islands limited partnership established in 2001.

The Employment Agreement is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.            Financial Statements and Exhibits.

(d)           Exhibits.

The exhibit to this Current Report on Form 8-K is listed on the Exhibit Index hereof, which is incorporated by reference in this Item 9.01(d).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Footstar, Inc.

Date: December 9, 2008	By:	/s/ Maureen Richards
		Name:	Maureen Richards

		Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement, dated as of December 9, 2008, by and among Footstar, Inc. and Jonathan M. Couchman.